Exhibit 99

Viad Corp Announces Third Quarter Results

Income per Share of $0.06

PHOENIX--(BUSINESS WIRE)--October 21, 2011--Viad Corp (NYSE:VVI) today announced third quarter 2011 net income of $1.2 million, or $0.06 per diluted share. Viad’s income before other items of $1.2 million, or $0.06 per diluted share, excludes the favorable resolution of tax matters of $103,000 and restructuring charges of $47,000 after tax. This is in line with the company’s prior guidance of income per share of $0.03 to $0.13 and compares to 2010 third quarter income before other items of $0.23 per share.

  Revenues of $216.2 million were up $1.0 million (0.5%) from 2010.
  Segment operating income was $5.4 million as compared to $9.9 million in 2010.
  Free cash flow was $23.8 million compared to $23.0 million in 2010.
  Cash and cash equivalents were $104.6 million at September 30, 2011.
  Denali Backcountry Lodge and Denali Cabins were purchased on September 16 for $15.3 million in cash.
  250,760 shares of common stock were repurchased at an aggregate cost of $4.6 million.
  Debt was $3.6 million, with a debt-to-capital ratio of 0.9% at September 30, 2011.

Paul B. Dykstra, chairman, president and chief executive officer, said, “Viad’s third quarter 2011 earnings reflect strong performance from our Travel & Recreation Group, which realized significant growth during its busiest quarter. This growth was driven by the addition of two properties to our Glacier Park portfolio and organic revenue growth at Brewster. Our Marketing & Events Group realized base same-show revenue growth of nearly 11 percent. As a result of this increase and growth in other lines of business, the Marketing & Events Group substantially offset the impact of expected declines from negative show rotation as a number of major trade shows that took place in the 2010 third quarter are every-other-year shows that will occur again in 2012.”

Third Quarter 2011 Business Group Highlights

	Third Quarter				September 30 Year-to-Date
($ in millions)	2011	2010	Change		2011	2010	Change

Revenues:
Marketing & Events Group:
U.S.	$116.8	$125.1	$(8.3)	-6.6%	$498.7	$439.0	$59.7	13.6%
International	38.5	38.1	0.4	1.0%	159.4	144.6	14.9	10.3%
Intersegment eliminations	(3.6)	(0.1)	(3.5)	**	(7.4)	(7.5)	0.2	2.4%
Total	151.7	163.2	(11.5)	-7.0%	650.8	576.0	74.8	13.0%
Travel & Recreation Group	64.5	52.0	12.5	24.0%	94.2	81.8	12.4	15.2%
Total	$216.2	$215.1	$1.0	0.5%	$745.0	$657.8	$87.2	13.3%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$(17.1)	$(9.5)	$(7.5)	-78.9%	$1.1	$(11.9)	$13.0	**
International	(3.1)	(2.0)	(1.1)	-52.6%	7.3	7.1	0.2	2.7%
Total	(20.2)	(11.6)	(8.6)	-74.3%	8.4	(4.8)	13.1	**
Travel & Recreation Group	25.6	21.5	4.1	19.1%	24.1	22.6	1.5	6.8%
Total	$5.4	$9.9	$(4.5)	-45.4%	$32.5	$17.8	$14.7	82.3%

Operating margins:
Marketing & Events Group	-13.3%	-7.1%	(620)	bps	1.3%	-0.8%	210	bps
Travel & Recreation Group	39.7%	41.4%	(170)	bps	25.6%	27.6%	(200)	bps
Total	2.5%	4.6%	(210)	bps	4.4%	2.7%	170	bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Viad’s Marketing & Events Group

For the third quarter of 2011, the Marketing & Events Group posted revenues in line with prior guidance and operating income slightly below guidance. Revenues were $151.7 million with an operating loss of $20.2 million. The expected declines from the 2010 quarter were driven primarily by negative show rotation revenue of $29 million as compared to the 2010 quarter.

U.S. segment revenues and operating income decreased $8.3 million and $7.5 million, respectively, from the 2010 quarter. The expected declines were driven primarily by negative show rotation of $23 million in revenue, which was substantially offset by base same-show revenue growth of 10.9 percent, higher retail merchandising unit sales and increased revenues from branded entertainment projects. Third quarter operating results include higher accruals for performance-based incentives as compared to the 2010 quarter, reflecting management’s outlook for higher full year profits and the timing of accruals.

Third quarter International segment revenues increased $383,000 and operating income decreased $1.1 million compared to the 2010 quarter. Foreign exchange rate variances had a favorable impact on revenues of $1.7 million and an unfavorable impact on operating income of $373,000 compared to the 2010 quarter. Excluding exchange rate variances, revenues decreased $1.3 million and operating income decreased $700,000 driven primarily by negative show rotation of approximately $6 million in revenue as well as increased employee expenses due to merit increases and wage reinstatements from 2010 wage reductions at Melville.

Dykstra said, “Our Marketing & Events Group continues to benefit from improved industry conditions as compared to 2010, as well as initiatives to capture incremental revenues. This quarter marked the fifth consecutive quarter of U.S. base same-show revenue growth. As a result of this growth and successful efforts to win other projects, the Marketing & Events Group was able to offset a significant portion of the $29 million in negative show rotation revenue. In addition to lower revenues, our U.S. operating results also reflect margin pressures on three events we produced in higher-cost cities in the East as well as a shift in revenue mix to some lower margin business during the quarter.”

Viad’s Travel & Recreation Group

For the third quarter of 2011, the Travel & Recreation Group’s revenue increased $12.5 million to $64.5 million, and operating income increased $4.1 million to $25.6 million compared to the third quarter of 2010. Foreign exchange rate variances had a favorable impact on revenue and operating income of approximately $2.5 million and $1.2 million, respectively, compared to the 2010 third quarter. The improved results also reflect the acquisitions of St. Mary Lodge & Resort and Grouse Mountain Lodge, as well as growth at Brewster. These increases were partially offset by expected lost room nights at Many Glacier Hotel, which has high flow through to operating income, as well as lower visitation to Glacier National Park.

Dykstra said, “Our Travel & Recreation Group had a solid third quarter, driven by our two Glacier Park acquisitions and higher revenues across all of Brewster’s lines of business. Brewster posted its strongest quarterly revenues and operating profits in the past ten years. Glacier Park drove strong occupancy during the September shoulder season as park attendance improved after lower park visitation in July and August. Group operating margins for the quarter were very strong at nearly 40 percent.

“In addition, we completed the acquisition of Denali Backcountry Lodge and Denali Cabins, which leverages our full-service hospitality operational expertise and expands our national park footprint beyond our existing geographies. The acquired assets, combined with our existing offerings, form an integrated hospitality growth platform for us in the Alaska market. We remain committed to expanding our hospitality and recreational attractions portfolio in and around national parks in North America, and this transaction represents the third successful execution against those plans this year.”

2011 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “We expect full year base same-show revenue growth to approximate 10 percent. Our full year outlook is for the Marketing & Events Group to return to profitability in 2011 as a result of industry growth, positive show rotation, capturing greater exhibitor discretionary services revenue and the cost structure and efficiency gains we made during the past two years.

“The Travel & Recreation Group is expected to have another strong year in 2011, with full year revenues of approximately $100 million. The additions of St. Mary Lodge & Resort and Grouse Mountain Lodge earlier this year have more than offset the impact of temporary room closures at our Many Glacier Hotel, part of which was under renovation during the 2011 season and will reopen for the 2012 season. The Travel & Recreation team remains focused on its initiatives to enhance the guest experience and capture additional revenue per guest in addition to pursuing acquisitions that will expand our hospitality and recreational attractions portfolio in and around national parks in North America.”

2011 Full Year Guidance

Marketing & Events Group

  Total revenues are expected to increase by approximately 10 percent compared to 2010.
    Base same-show revenues are expected to increase by approximately 10 percent in the U.S.
    Annual show rotation, which refers to shows that occur less frequently than annually, is expected to positively impact full year revenues by approximately $15 million. Quarterly show rotation also includes annual shows that shift quarters from one year to the next.

First quarter show rotation positively impacted revenues by $42 million.

Second quarter show rotation positively impacted revenues by $6 million.

Third quarter show rotation negatively impacted revenues by $29 million.

Fourth quarter show rotation is expected to have a slightly negative impact on revenues.

  Segment operating results are expected to improve by $8.5 million to $11.5 million from 2010, driven by increased revenue, partially offset by higher performance-based incentives, as well as merit increases that did not occur in 2010 or 2009.

Travel & Recreation Group

  Revenues are expected to approximate $100 million, reflecting continued improvement in tourism demand as well as the acquisitions of St. Mary Lodge & Resort and Grouse Mountain Lodge, which have more than offset the lost room nights at Many Glacier Hotel due to construction.
  Operating margins are expected to approximate 20 percent. This is a decrease from 2010 as a result of high flow through on lost room nights at Many Glacier Hotel. Additionally, the acquisition of Denali Backcountry Lodge and Denali Cabins is expected to be slightly dilutive in 2011 due to its seasonal fourth quarter operating loss.

Corporate & Other

  Corporate activities expense is expected to approximate $7 million.
  Exchange rates for the remainder of the year are assumed to approximate $0.98 U.S. Dollars per Canadian Dollar and $1.56 U.S. Dollars per British Pound. Currency translation is expected to favorably impact income per share by approximately $0.06.
  The effective tax rate is assumed to be 35 to 37 percent, as compared to the 2010 effective tax rate on income before other items of 37 percent.

2011 Fourth Quarter Guidance

For the fourth quarter, Viad’s loss per share is expected to be in the range of $0.35 to $0.25. This compares to a fourth quarter 2010 loss before other items of $0.20 per share. Revenues are expected to be in the range of $180 million to $190 million compared to $187.0 million in the 2010 fourth quarter. Segment operating losses are expected to be in the range of $9.5 million to $5.5 million compared to a loss of $3.1 million in 2010. The expected decrease in operating results reflects seasonal operating losses from newly acquired Travel & Recreation properties as well as costs related to facility consolidations in the Marketing & Events Group and a less profitable mix of business compared to the 2010 quarter. Show rotation and foreign exchange rate variances are not expected to have a material impact on fourth quarter revenues or operating results.

Implicit within this guidance are the following group revenues and operating loss expectations:

($ in millions)	Group Revenues			Group Operating Loss
	Low End		High End	Low End		High End

Marketing & Events Group	$175	to	$183	$(5)	to	$(2)
Travel & Recreation Group	$5	to	$7	$(5)	to	$(3)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2011 results on Friday, October 21 at 9 a.m. (ET). To join the live conference, call (800) 779-3189, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (866) 469-7798 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists and affiliates, and its Travel & Recreation Group, comprised of Brewster, Glacier Park, Inc. and Alaskan Park Properties, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Revenues	$216,169	$215,144	$1,025	0.5%	$744,959	$657,796	$87,163	13.3%

Segment operating income	$5,412	$9,919	$(4,507)	-45.4%	$32,533	$17,843	$14,690	82.3%
Corporate activities (Note A)	(2,356)	(1,749)	(607)	-34.7%	(5,203)	(4,451)	(752)	-16.9%
Restructuring charges (Note B)	(75)	(183)	108	59.0%	(1,550)	(2,795)	1,245	44.5%
Net interest expense	(175)	(298)	123	41.3%	(577)	(1,080)	503	46.6%
Income before income taxes	2,806	7,689	(4,883)	-63.5%	25,203	9,517	15,686	**
Income tax expense (Note C)	(523)	(1,911)	1,388	72.6%	(9,011)	(3,909)	(5,102)	**
Net income	2,283	5,778	(3,495)	-60.5%	16,192	5,608	10,584	**
Net income attributable to noncontrolling interest	(1,038)	(982)	(56)	-5.7%	(675)	(766)	91	11.9%
Net income attributable to Viad	$1,245	$4,796	$(3,551)	-74.0%	$15,517	$4,842	$10,675	**

Diluted income per common share (Note D):
Net income attributable to Viad
common shareholders	$0.06	$0.23	$(0.17)	-73.9%	$0.76	$0.24	$0.52	**

Basic income per common share (Note D):
Net income attributable to Viad
common shareholders	$0.06	$0.23	$(0.17)	-73.9%	$0.76	$0.24	$0.52	**

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding shares	19,711	20,001	(290)	-1.4%	19,768	20,037	(269)	-1.3%

Weighted-average outstanding and
potentially dilutive shares	20,033	20,309	(276)	-1.4%	20,089	20,332	(243)	-1.2%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Corporate Activities — The increase in corporate activities expense for both the nine months ended September 30, 2011 and the third quarter of 2011 was primarily due to higher legal fees related to employee benefit and other matters.

(B)

Restructuring Charges — During the nine months ended September 30, 2011 and 2010, Viad recorded restructuring charges of $1.6 million ($952,000 after-tax) and $2.8 million ($1.7 million after-tax), respectively. Included in these amounts were charges of $75,000 ($47,000 after-tax) and $183,000 ($112,000 after-tax) incurred in the third quarters of 2011 and 2010, respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of the elimination of certain positions as well as facility consolidations.

(C)

Income Taxes — Income taxes for the nine months ended September 30, 2011 and 2010 include the third quarter resolution of tax matters of $103,000 and $149,000, respectively, and a charge of $1.3 million in the first quarter of 2010 for the resolution of tax matters resulting from a tax adjustment due to health care legislation.

(D)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Net income attributable to Viad	$1,245	$4,796	$(3,551)	-74.0%	$15,517	$4,842	$10,675	**
Less: Allocation to nonvested shares	(34)	(114)	80	70.2%	(412)	(126)	(286)	**
Net income allocated to Viad common
shareholders	$1,211	$4,682	$(3,471)	-74.1%	$15,105	$4,716	$10,389	**

Weighted-average outstanding shares	19,711	20,001	(290)	-1.4%	19,768	20,037	(269)	-1.3%

Basic income per common share
attributable to Viad common
shareholders	$0.06	$0.23	$(0.17)	-73.9%	$0.76	$0.24	$0.52	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Income before other items (Note A):
Net income attributable to Viad	$1,245	$4,796	$(3,551)	-74.0%	$15,517	$4,842	$10,675	**
Restructuring charges, net of tax	47	112	(65)	58.0%	952	1,722	(770)	44.7%
Resolution of tax matters	(103)	(149)	46	-30.9%	(103)	1,130	(1,233)	**
Income before other items	$1,189	$4,759	$(3,570)	-75.0%	$16,366	$7,694	$8,672	**

(per diluted share)

Income before other items:
Net income attributable to Viad	$0.06	$0.23	$(0.17)	-73.9%	$0.76	$0.24	$0.52	**
Restructuring charges, net of tax	-	0.01	(0.01)	**	0.05	0.08	(0.03)	37.5%
Resolution of tax matters	-	(0.01)	0.01	**	-	0.06	(0.06)	**
Income before other items	$0.06	$0.23	$(0.17)	-73.9%	$0.81	$0.38	$0.43	**

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$1,245	$4,796	$(3,551)	-74.0%	$15,517	$4,842	$10,675	**
Interest expense	373	472	(99)	21.0%	1,165	1,438	(273)	19.0%
Income tax expense	523	1,911	(1,388)	72.6%	9,011	3,909	5,102	**
Depreciation and amortization	7,589	7,310	279	-3.8%	21,882	21,314	568	-2.7%
Adjusted EBITDA	$9,730	$14,489	$(4,759)	-32.8%	$47,575	$31,503	$16,072	51.0%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Free Cash Flow (Note A):
Net cash provided by operating activities	$29,101	$26,988	$2,113	7.8%	$35,068	$45,272	$(10,204)	-22.5%
Less:
Capital expenditures	(4,456)	(3,205)	(1,251)	-39.0%	(17,251)	(11,609)	(5,642)	-48.6%
Dividends paid	(805)	(822)	17	2.1%	(2,435)	(2,466)	31	1.3%
Free cash flow	$23,840	$22,961	$879	3.8%	$15,382	$31,197	$(15,815)	-50.7%

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

CONTACT:
Viad Corp
Melinda Keels
Investor Relations
(602) 207-2681
mkeels@viad.com